                                                                Exhibit 12 (a)

                     GENERAL ELECTRIC CAPITAL CORPORATION
                          AND CONSOLIDATED AFFILIATES

               Computation of Ratio of Earnings to Fixed Charges

                                               Years ended December 31,
                                    ------------------------------------------------
 (Dollar amounts in millions)        1995      1994       1993      1992       1991
                                    ------    ------     ------    ------     ------

Net earnings.....................  $ 2,261   $ 1,918    $ 1,478   $ 1,251    $ 1,125
Provision for income taxes.......    1,071       896        664       415        362
Minority interest................       81       109        114        14         (7)
                                   -------   -------    -------   -------    -------
Earnings before income taxes
  and minority interest..........    3,413     2,923      2,256     1,680      1,480
                                   -------   -------    -------   -------    -------
Fixed charges:
Interest.........................    6,520     4,464      3,503     3,713      4,280
One-third of rentals.............      170       153        138        90         34
                                   -------   -------    -------   -------    -------
Total fixed charges..............    6,690     4,617      3,641     3,803      4,314
                                   -------   -------    -------   -------    -------
Less interest capitalized,
  net of amortization............       21         9          4         6          7
                                   -------   -------    -------   -------    -------
Earnings before income taxes
  and minority interest plus
  fixed charges..................  $10,082   $ 7,531    $ 5,893   $ 5,477    $ 5,787
                                   =======   =======    =======   =======    =======
Ratio of earnings to fixed
  charges........................     1.51      1.63       1.62      1.44       1.34
                                   =======   =======    =======   =======    =======